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Exhibit 99.3

                      AMENDED AND RESTATED PROMISSORY NOTE



$313,318.00                     March 19, 2004                Irvine, California


Maturity Date: September 1, 2004 (see Section 4 below).

         1. FOR VALUE RECEIVED, BIOMERICA, INC., a Delaware corporation ("BORROWER") promise to pay to the order of JANET MOORE, as Trustee of the JANET MOORE TRUST DATED AUGUST 21, 1998 ("LENDER"), the principal sum of Three Hundred Thirteen Thousand Three Hundred Eighteen Dollars ($313,318.00) (as amended, restated, renewed, extended or otherwise modified from time to time, the "NOTE"), plus interest as specified in this Note. This Note evidences a loan (the "LOAN") from Lender to Borrower, which Loan is subject to the terms and conditions of that certain Loan Modification, Forbearance and Security Agreement of even date herewith between Borrower and Lender (as amended, restated or otherwise modified from time to time, the "AGREEMENT").

         2. This Note is secured as described in the Agreement..

         3. The principal sum outstanding from time to time under this Note shall bear interest at the rate of eight percent (8%) per annum. Interest shall be calculated on the basis of the actual days elapsed.

         4. The entire principal balance of this Note, together with all accrued and unpaid interest, shall be due and payable on September 1, 2004 (the "Maturity Date"). The Agreement contains provisions for the acceleration of the maturity of this Note.

         5. Borrower may prepay some or all of the principal under this Note, together with accrued interest thereon, without premium or penalty.

         6. From and after the occurrence of an "Event of Default" as defined below, all sums owing on this Note (including all unpaid principal, accrued interest and any other sums outstanding hereunder), at the option of Lender, shall bear interest until paid in full at an annual rate (the "DEFAULT RATE") of twelve percent (12%). Compounding of interest may result if outstanding interest hereunder accrues interest at the Default Rate.

         7. From and after maturity of this Note (whether upon scheduled maturity, by acceleration or otherwise), all sums then due and payable under this Note, including all unpaid principal, accrued interest and any other sums outstanding hereunder, shall bear interest until paid in full at the Default Rate.

         8. If any of the following "EVENTS OF DEFAULT" occur, all sums of principal and interest under this Note shall become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character:

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                  (a) Borrower fails to perform any obligation under this Note to pay principal or interest, and does not cure that failure within five (5) days after the date when due; or

                  (b) Borrower fails to perform any other obligation under this Note to pay money, and does not cure that failure within fourteen (14) days after written notice from Lender; or

                  (c) Borrower fails to perform any other covenant or agreement under this Note as and when due, and does not cure that failure within twenty-one (21) days after written notice from Lender; or

                  (d) Under the Agreement, an Event of Default (as defined therein) occurs.

         9. It shall be an "Event of Default" under this Note if Borrower becomes the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships ("INSOLVENCY PROCEEDING"). If that happens, all sums of principal and interest under this Note shall automatically become immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character.

         10. Unless Lender provides subsequent written instructions to Borrower, all amounts payable under this Note are payable in lawful money of the United States at the following address:

                                 c/o Janet Moore
                                 (confidential)

         11. If any lawsuit, reference or arbitration is commenced which arises out of or relates to this Note, the Agreement or the Loan, the prevailing party shall be entitled to recover from each other party such sums as the court, referee or arbitrator may adjudge to be reasonable attorneys' fees in the action, reference or arbitration, in addition to costs and expenses otherwise allowed by law. Following an Event of Default, including any matter arising out of or relating to any Insolvency Proceeding, Borrower agrees to pay all of Lender's costs and expenses, including attorneys' fees, which may be incurred in enforcing or protecting Lender's rights or interests. From the time(s) incurred until paid in full to Lender, all such sums shall bear interest at the Default Rate.

         12. This Note is governed by the laws of the State of California, without regard to the choice of law rules of that State.

         13. Borrower agrees that the holder of this Note may accept additional or substitute security for this Note, or release any security or any party liable for this Note, or extend or renew this Note, all without notice to Borrower and without affecting the liability of Borrower.

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         14. If Lender delays in exercising or fails to exercise any of its rights under this Note, that delay or failure shall not constitute a waiver of any of Lender's rights, or of any breach, default or failure of condition of or under this Note. No waiver by Lender of any of Lender's rights, or of any such breach, default or failure of condition shall be effective, unless the waiver is expressly stated in a writing signed by Lender. All of Lender's remedies in connection with this Note or under applicable law shall be cumulative, and Lender's exercise of any one or more of those remedies shall not constitute an election of remedies.

         15. This Note inures to and binds the heirs, legal representatives, successors and assigns of Borrower and Lender; provided, however, that Borrower may not assign this Note or the Loan, or assign or delegate any of its rights or obligations, without the prior written consent of Lender in each instance. Lender in Lender's sole and absolute discretion may, at any time, sell, transfer, or assign this Note and the Agreement, and any and all servicing rights with respect thereto. If Lender so requests, Borrower shall sign and deliver a new note under the same terms and conditions to be issued in exchange for this Note.

         16. As used in this Note, the terms "Lender," "holder" and "holder of this Note" are interchangeable. As used in this Note, the word "include(s)" means "include(s), without limitation," and the word "including" means "including, but not limited to."

         17. It is expressly stipulated and agreed to be the intent of Borrower and Lender at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve, or receive a greater amount of interest than under state law) and that this Section shall control every other covenant and agreement in this Note and the Agreement. If applicable state or federal law should at any time be judicially interpreted so as to render usurious any amount called for under this Note or under the Agreement, or contracted for, charged, taken, reserved, or received with respect to the Loan, or if Lender's exercise of the option to accelerate the maturity date, or if any prepayment by Borrower results in Borrower having paid any interest in excess of that permitted by applicable law, then it is Lender's express intent that all excess amounts theretofore collected by Lender shall be credited on the principal balance of this Note and all other indebtedness and the provisions of this Note and the Agreement shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new documents, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder or thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the maximum lawful rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

         18. This Note is an amendment and restatement of any and all promissory notes executed by Borrower in favor of Lender in connection with the Loan.

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         IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.



                                           Borrower:


                                           BIOMERICA, INC.,
                                           a Delaware corporation
                                           By:__________________________________
                                           Name: _______________________________
                                           Title: ______________________________

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